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                                                                    Exhibit 23.3



January 7, 1999

Biozhem Cosmeceuticals, Inc.
32240 Paseo Adelanto, Suite A
San Juan Capistrano, California  92675

Re: Form S-8 Registration of Shares Reserved Pursuant to Consulting Agreement dated November 16, 1998 between Biozhem Cosmeceuticals, Inc. and International Media Solutions, Inc. (the "Consulting Agreement")

Gentlemen:

In connection with the proposed registration of 400,000 shares of Common Stock, $.001 par value, of Biozhem Cosmeceuticals, Inc., a Texas corporation (the "Company"), by the Company on Form S-8 for issuance pursuant to the Consulting Agreement, we have examined the following:

1.  The Articles of Incorporation of the Company, as amended to date;

2.  The Bylaws of the Company, as amended to date;

3. Resolutions of the Board of Directors of the Company with respect to the adoption of the Consulting Agreement;

4.  The Consulting Agreement; and

5. The Registration Statement on Form S-8 and the exhibits thereto to be filed with the Securities and Exchange Commission.

Based upon such examination and upon examination of such other documents and records as we have deemed necessary, we are of the opinion that:

(a) The Company has been duly incorporated under the laws of the State of Texas and is a validly organized and existing corporation.

(b) The shares of Common Stock to be offered by the Company pursuant to the Consulting Agreement, when issued and paid for upon the terms and in the manner set forth in the Plan, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.


Very truly yours,


/S/ Robert D. Remy

RDR:llg

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